EXHIBIT 21

SUBSIDIARIES OF BARRETT BUSINESS SERVICES, INC.

At December 31, 2024

Subsidiary	Jurisdiction of Formation

Associated Insurance Company for Excess	Arizona
Ecole Insurance Company	Arizona
BBS I, LLC	Oregon